Exhibit 99.1

GLOBAL REALTY DEVELOPMENT CORP. ANNOUNCES CHANGE IN CHIEF FINANCIAL OFFICER

CORAL SPRINGS, FL – (PR NEWSWIRE) – September 09, 2008 – Global Realty Development Corp. (OTCBB: GRLY) (the “Company”), today announced the resignation of Mr Robert Kohn as the Chief Financial Officer .Mr  Kohn resigned as the company’s CEO in February 2008 and remained for an interim period as Chief Financial Officer to assist the Company in its SEC filings.   Mr Peter Voss Chairman & CEO has taken on the position as Interim Chief Financial Officer in addition to his current role while a suitable replacement is being reviewed.

Peter Voss, CEO of Global Realty Development Corp stated, “Mr Kohn’s service to the Company in his role as Chief Executive Officer and Interim Chief Financial Officer has been greatly appreciated.  The past three to four years for the company has been quite difficult and Mr Kohn has helped steer the company towards removing it of its non performing assets to enable the company to redefine its focus on developing a strong and profitable business in the Japanese Pachinko Entertainment/Gaming Business which was originally planned.”

Mr Voss further stated “Mr. Kohn’s resignation was made to enable the company to appoint Board Members with specific experience in the Pachinko and Gaming Industry.  I and the shareholders thank Mr Kohn for his considerable contribution and wish him well in his future endeavors.”

About Global Realty Development Corp.
Global Realty Development Corp. (OTC BB: GRLY.OB - News) is focused on acquiring and developing Pachinko parlors in the $250 billion Pachinko industry in Japan.  Pachinko is a slot machine industry similar to Indian Gaming in the United States, and there are approximately 16,000 Pachinko parlors in Japan.

Safe Harbor Statement
Investors are cautioned that this press release contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Global Realty Development Corporation's ability to maintain its listing with the OTC, and the various factors set forth from time to time in Global's previous filings with the SEC, including Global's most recent Form 10-Q. Global Realty Development Corp. undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:  Peter Voss in Australia at:
+613 9578 4179 or + 613 8645 4371